EXHIBIT 11.2
                                                                    ------------


NEXEN INC.
STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE - U.S. GAAP
FOR THE YEAR ENDED DECEMBER 31, 2004

(Amounts in Cdn$ millions except per share amounts)

                                                                             2004                               2003       2002
                                                     ------------------------------------------------------  ---------  ---------
                                                     Quarter 1  Quarter 2  Quarter 3  Quarter 4     Annual     Annual     Annual
                                                     ------------------------------------------------------  ---------  ---------
Net income from continuing operations available
       to common stockholders (U.S. GAAP)              $   160    $   177    $   208    $   230    $   775    $   462    $   299
                                                     ------------------------------------------------------  ---------  ---------

Net income available to common stockholders
       (U.S. GAAP)                                     $   164    $   182    $   208    $   234    $   788    $   420    $   352
                                                     ------------------------------------------------------  ---------  ---------

BASIC
       Weighted average number of common
            shares outstanding (thousands)               127.5      128.8      129.0      129.2      128.6      123.8      122.4

BASIC EARNINGS PER SHARE FROM CONTINUING OPERATIONS    $  1.26    $  1.37    $  1.61    $  1.78    $  6.03    $  3.73    $  2.45
                                                       ====================================================  =========  =========

BASIC EARNINGS PER SHARE                               $  1.29    $  1.41    $  1.61    $  1.81    $  6.13    $  3.39    $  2.88
                                                       ====================================================  =========  =========

DILUTED
       Weighted average number of common                 127.5      128.8      129.0      129.2      128.6      123.8      122.4
            shares outstanding (thousands)

       Net  additional shares issuable pursuant to
            stock options (thousands):
                 Issuable on exercise                      7.4        6.4        6.3        6.1        6.5        6.2        8.1
                 Re-purchasable from proceeds             (5.6)      (4.4)      (4.9)      (4.5)      (4.8)      (5.1)      (6.7)
                                                     ------------------------------------------------------  ---------  ---------

       Net dilutive effect of stock options
            (thousands)                                    1.8        2.0        1.4        1.6        1.7        1.1        1.4
                                                     ------------------------------------------------------  ---------  ---------

       Adjusted number of common shares (thousands)      129.3      130.8      130.4      130.8      130.3      124.9      123.8

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS  $  1.24    $  1.35    $  1.60    $  1.76    $  5.95    $  3.70    $  2.41
                                                       ====================================================  =========  =========

DILUTED EARNINGS PER SHARE                             $  1.27    $  1.39    $  1.60    $  1.79    $  6.05    $  3.36    $  2.84
                                                       ====================================================  =========  =========